Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-213335 on Form S-3 of our report dated February 26, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Entergy Corporation and Subsidiaries and the effectiveness of Entergy Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Entergy Corporation for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
May 4, 2018